                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (RULE 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULE 13d-1(b) AND (c)
               AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2(b)
                               (Amendment No. 1)


                            Transition Systems, Inc.
                                (Name of Issuer)

                          Common Stock, $.01 par value
                         (Title of Class of Securities)

                                   0008937151
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 7 pages

----------------------------                       ----------------------------
CUSIP No. 0008937151                    13G              Page 2 of 7 pages
----------------------------                       ----------------------------

Item 1(a).  Name of Issuer: Transition Systems, Inc.
            --------------

Item 1(b).  Address of Issuer's Principal Executive Offices:  1 Boston Place,
            -----------------------------------------------------------------
            Suite 2700, Boston, MA 02108
            -----------------------------


Item 2(a)                              Item 2(b)                    Item 2(c)
---------                              ---------                    ---------
                                                                    Citizenship of Place
Name of Person Filing                  Address                        of Organization
---------------------                  -------                      --------------------

TSI Investment Partners, L.P. ("TSI    1 South Street                  Delaware
 Investment"), a Delaware limited      Baltimore, MD 21202
 partnership

TSI General Partner, L.L.C. ("TSI      1 South Street                  Delaware
 L.L.C."), a Delaware limited          Baltimore, MD 21202
 liability company and the sole
 general partner of TSI
 Investment

Donald B. Hebb, Jr., Frederick L.      1 South Street                  United States
 Bryant and Timothy T. Weglicki;       Baltimore, MD 21202
 Managers of TSI L.L.C. (the
 "Managers")


Item 2(d).  Title of Class of Securities: Common Stock, $.01 par value per
            ----------------------------
            share.

Item 2(e).  CUSIP Number:  0008937151
            ------------


Item 5.   Ownership of Five Percent or Less of a Class.
          --------------------------------------------

          If this statement is being filed to report the fact that as of the date hereof each reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ X ]

                               Page 2 of 7 pages

----------------------------                       ----------------------------
CUSIP No. 0008937151                    13G              Page 3 of 7 pages
----------------------------                       ----------------------------

                                   SIGNATURE
                                   ---------

     After reasonable inquiry and to the best of his or its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct. We also hereby agree to file this statement jointly pursuant to the Agreement listed on Exhibit 1 hereto.
                                                      ---------

Dated: February 11, 1998

TSI INVESTMENT PARTNERS, L.P.

By:  TSI General Partner, L.L.C.

By:               *
     ------------------------------
     Manager,
     thereunto duly authorized


TSI GENERAL PARTNER, L.L.C.

By:               *
     ------------------------------
     Manager,
     thereunto duly authorized


                  *
-----------------------------------
Donald B. Hebb, Jr.


                  *
-----------------------------------
Frederick L. Bryant


                  *
-----------------------------------
Timothy T. Weglicki


*The undersigned attorney-in-fact, by signing her name below, does hereby sign this statement on behalf of the above indicated filers pursuant to Powers of Attorney filed hereto as Exhibit 2.
                         ---------

/s/ Mary S. Emmerling
--------------------
Mary S. Emmerling
Attorney-in-Fact

                               Page 3 of 7 pages

----------------------------                       ----------------------------
CUSIP No. 0008937151                    13G              Page 4 of 7 pages
----------------------------                       ----------------------------


                                                                       Exhibit 1
                                                                       ---------
                                   AGREEMENT
                                   ---------

          Pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed on behalf of all of the undersigned with respect to the ownership of shares of Common Stock of Transition Systems, Inc. by TSI Investment Partners, L.P.

          This agreement may be executed in any number of counterparts, each of which shall be deemed an original.

          EXECUTED as a sealed instrument this 11th day of February, 1998.

TSI INVESTMENT PARTNERS, L.P.

By: TSI General Partner, L.L.C.

By:               *
     ------------------------------
     Manager,
     thereunto duly authorized

TSI GENERAL PARTNER, L.L.C.

By:               *
     ------------------------------
     Manager,
     thereunto duly authorized

                  *
-----------------------------------
Donald B. Hebb, Jr.

                  *
-----------------------------------
Frederick L. Bryant

                  *
-----------------------------------
Timothy T. Weglicki

*The undersigned attorney-in-fact, by signing her name below, does hereby sign this statement on behalf of the above indicated filers pursuant to Powers of Attorney filed hereto as Exhibit 2.
                         ---------

/s/ Mary S. Emmerling
---------------------
Mary S. Emmerling
Attorney-in-Fact


                               Page 4 of 7 pages

----------------------------                       ----------------------------
CUSIP No. 0008937151                    13G              Page 5 of 7 pages
----------------------------                       ----------------------------


                                                                       Exhibit 2
                                                                       ---------


                               POWER OF ATTORNEY


     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Mary S. Emmerling his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing) to sign any and all instruments, certificates and documents required to be executed on behalf of himself individually or on behalf of each or any of ABS Capital Partners, L.P., ABS Partners, L.P., ABS Capital Partners II, L.P., ABS Partners II, L.L.C., TSI Investment Partners, L.P., or TSI General Partner, L.L.C. pursuant to Section 13 and Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he might or could do in person thereby and ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof, or may have done in connection with the matters described above.



                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]






                               Page 5 of 7 pages

----------------------------                       ----------------------------
CUSIP No. 0008937151                    13G              Page 6 of 7 pages
----------------------------                       ----------------------------

   IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1997.



ABS CAPITAL PARTNERS, L.P.

By:  ABS Partners, L.P.


By:   /s/ Donald B. Hebb, Jr.
     ------------------------
     Donald B. Hebb, Jr.
     General Partner


ABS PARTNERS, L.P.


By:    /s/ Donald B. Hebb, Jr.
     -------------------------
     Donald B. Hebb, Jr.
     General Partner


ABS CAPITAL PARTNERS II, L.P.

By:   ABS Partners II, L.L.C.


By:   /s/ Donald B. Hebb, Jr.
    -------------------------
    Donald B. Hebb, Jr.
    Manager


ABS PARTNERS II, L.L.C.


By:   /s/ Donald B. Hebb, Jr.
     ------------------------
     Donald B. Hebb, Jr.
     Manager


                               Page 6 of 7 pages

----------------------------                       ----------------------------
CUSIP No. 0008937151                    13G              Page 7 of 7 pages
----------------------------                       ----------------------------

TSI INVESTMENT PARTNERS, L.P.

By:   TSI General Partner, L.L.C.


By:   /s/ Donald B. Hebb, Jr.
     ------------------------
     Donald B. Hebb, Jr.
     Manager

TSI GENERAL PARTNER, L.L.C.


By:   /s/ Donald B. Hebb, Jr.
     ------------------------
     Donald B. Hebb, Jr.
     Manager



/s/ Donald B. Hebb, Jr.
-----------------------
Donald B. Hebb, Jr.


/s/ Frederick L. Bryant
-----------------------
Frederick L. Bryant


/s/ Timothy T. Weglicki
-----------------------
Timothy T. Weglicki


                               Page 7 of 7 pages